Exhibit 99.1

FOR IMMEDIATE RELEASE

Department of Defense Grants Cleveland BioLabs Second Award for

Advanced Development of Entolimod as a Medical Radiation Countermeasure

Buffalo, NY – September 21, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that the Department of Defense (DoD) Congressionally Directed Medical Research Programs (CDMRP) Peer Reviewed Medical Research Program has awarded CBLI a research grant valued at up to $6.6 million to fund a clinical trial designed to support a Biologics License Application (BLA) for entolimod. Entolimod is a novel, broad-spectrum investigational drug being developed to reduce the risk of death following exposure to potentially lethal irradiation occurring as the result of a radiation disaster.

This award follows a $9.2 million contract from the DoD CDMRP Joint Warfighter Medical Research Program, awarded on September 1, 2015, to fund - pivotal animal studies with entolimod supporting the same indication.

Yakov Kogan, Ph.D., Chief Executive Officer for Cleveland BioLabs, stated, “We are committed to pursuing full marketing approval for entolimod as a medical radiation countermeasure. With this new award, we now have up to $15.8 million in development funding from the DoD to generate additional data supporting a BLA submission.”

“In the meantime,” continued Dr. Kogan, “our pre-Emergency Use Authorization (pre-EUA) dossier is currently under active review with the US Food and Drug Administration (FDA). Pre-EUA is the regulatory path through which the FDA determines that certain unapproved medical products may be used in an emergency when there are no adequate, approved, and available alternatives. Products with pre-EUA status may be purchased by certain US government stakeholders for stockpiling in the event of a disaster.”

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with OJSC Rusnano, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Such forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the potential for the loss of funding from the Company’s research and development grants and contracts, including the contract that is the subject of this press release, and its ability to win additional funding under such grants and contracts; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s inability to obtain regulatory approval of a pre-EUA or BLA filing in a timely manner or at all; the Company’s failure to successfully and timely develop new products; the Company’s collaborative relationships and the financial risks related thereto; the Company’s ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company’s ability to comply with various safety, environmental and other governmental regulations; the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; and the Company’s need for substantial additional financing to meet its business objectives. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine

Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com